Exhibit 10.8
THE KRAFT HEINZ COMPANY
2020 OMNIBUS INCENTIVE PLAN
DEFERRED STOCK AWARD AGREEMENT
Unless defined in this award agreement (together with all exhibits and appendices attached thereto, this "Award Agreement"), capitalized terms will have the same meanings ascribed to them in The Kraft Heinz Company 2020 Omnibus Incentive Plan (as may be amended from time to time, the "Plan").
Subject to your acceptance of this Award Agreement, you are hereby being granted an award of Deferred Stock (the "Deferred Stock") as of the Grant Date set forth below (the "Grant Date"). Each share of Deferred Stock is a bookkeeping entry representing the right to receive one (1) share of The Kraft Heinz Company's (the "Company") common stock (the “Shares”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Number of Shares of Deferred Stock:	[_]
Grant Date:	_______________
Vesting Date:	Fully vested as of the Grant Date
Settlement Date:
Six months following the date that your Service terminates for any reason (but only if your termination of Service constitutes a “separation from service” within the meaning of Section 409A of the Code ("Section 409A")).

By agreeing to this Award Agreement, you agree that the Deferred Stock is granted under and governed by the terms and conditions of this Award Agreement (including, without limitation, the terms and conditions set forth on Exhibit A) and the Plan.
Agreed and Accepted:
Signature: _____________________
Name: ________________________
Date: _________________________

EXHIBIT A
TERMS AND CONDITIONS OF THE
DEFFERED STOCK
Rights as a Stockholder
Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the award of the Deferred Stock.
Shares due to you upon settlement of the Deferred Stock will be delivered in accordance with the provisions of the section below titled "Settlement of Vested Deferred Stock." However, no Shares will be delivered pursuant to the settlement of the Deferred Stock prior to the fulfillment of all of the following conditions: (i) you have complied with your obligations under this Award Agreement and the Plan, (ii) the delivery of such Shares complies with applicable law, (iii) full payment (or satisfactory provision therefor) of any Tax-Related Items (as defined below), (iv) the admission of the Shares to listing on all stock exchanges on which the Shares are then listed, (v) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission (the "Commission") or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, or if the offering of the Shares is not so registered, a determination by the Company that the issuance of the Shares would be exempt from any such registration or qualification requirements, (vi) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (vii) the lapse of any such reasonable period of time following the date the Deferred Stock becomes payable as the Committee may from time to time establish for reasons of administrative convenience, subject to compliance with Section 409A.
Dividend Equivalents
If while the Deferred Stock are outstanding the Board declares a cash dividend on the Company's common stock, you will be entitled to Dividend Equivalents on the dividend payment date established by the Company equal to the cash dividends payable on the same number of Shares as the number of Shares subject to this Deferred Stock award on the dividend record date established by the Company. Any such Dividend Equivalents will be in the form of additional Deferred Stock, will be subject to the same terms as the underlying Deferred Stock, and will be delivered at the same time and in the same manner as the underlying Deferred Stock originally subject to this award. The number of additional shares of Deferred Stock credited as Dividend Equivalents on the dividend payment date will be determined by dividing (i) the product of (A) the number of Shares subject to your outstanding Deferred Stock award as of the corresponding dividend record date (including any Deferred Stock previously credited as a result of prior payments of Dividend Equivalents) and (B) the per-Share cash dividend paid on the dividend payment date, by (ii) the per-share Fair Market Value of the Shares on the dividend payment date, rounded to the nearest whole share.

Settlement of Deferred Stock
The Company will issue and deliver to you, or, as applicable, the personal representative of your estate, the number of Shares subject to the Deferred Stock award (as adjusted for any Dividend Equivalents). Such delivery of Shares will occur on or as soon as practicable following the “Settlement Date” set forth in this Award Agreement (and no later than sixty (60) days following the Settlement Date).
Effect of a Change in Control
The treatment of the Deferred Stock upon a Change in Control shall be governed by the Plan.
Taxes
You acknowledge that the ultimate liability for any or all income tax, social security or insurance, payroll tax or fringe benefits tax ("Tax-Related Items") legally due by you is and remains your responsibility and that the Company and/or its Subsidiaries or Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Deferred Stock grant, including the grant or settlement of the Deferred Stock, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the Deferred Stock to reduce or eliminate your liability for Tax-Related Items.
Further, the Company is authorized to satisfy the withholding for any or all Tax-Related Items arising from the granting or payment of the Deferred Stock or sale of Shares issued in settlement of the Deferred Stock, as the case may be, by deducting the number of Shares having an aggregate value equal to the amount of the Tax-Related Items withholding due or otherwise becoming subject to current taxation. If the Company satisfies the Tax-Related Items obligation by withholding a number of Shares as described herein, for tax purposes, you shall be deemed to have been issued the full number of Shares due to you, notwithstanding that a number of Shares is held back solely for the purpose of such Tax-Related Items withholding.
Furthermore, the Company is authorized to satisfy the Tax-Related Items withholding arising from the granting or payment of this Award, or sale of Shares issued pursuant to the Award, as the case may be, by withholding from the Participant’s cash compensation payable to you by the Company.
Finally, you will pay to the Company and/or its Subsidiaries or Affiliates any amount of Tax-Related Items that the Company or its Subsidiaries or Affiliates may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
No Guarantee of Continued Service
You acknowledge and agree that this Award Agreement and the transactions contemplated hereunder shall not be construed as giving you the right to continue to provide Service to the Company or its Subsidiaries. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.

Acknowledgment of Nature of Award
In accepting the Deferred Stock, you understand, acknowledge and agree that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;
b.the award of the Deferred Stock is exceptional, voluntary, occasional and discretionary and does not create any contractual or other right to receive future Deferred Stock awards, or benefits in lieu of Deferred Stock even if Deferred Stock has been awarded in the past;
c.all decisions with respect to future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the Deferred Stock, the number of Shares subject to the Deferred Stock, and the settlement provisions applicable to the Deferred Stock;
d.your participation in the Plan is voluntary;
e.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and
f.the Deferred Stock is subject to the terms of the Plan (including, without limitation, certain provisions regarding Adjustments, Repurchases and Transfers).
Securities Laws
By accepting the Deferred Stock, you acknowledge that U.S. federal, state or foreign securities laws and/or the Company's policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with the Deferred Stock. You agree to comply with such securities law requirements and Company policies, as such laws and policies are amended from time to time.
Data Privacy
a.Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, Service start date, termination date, gross compensation, tax rate, account identification number for the independent stock plan service provider account, any shares of stock and your directorship held in the Company, details of all Deferred Stock or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or your representatives (“Data”) for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the legitimate interests of the Company in administering the Plan, where our interests are not overridden by your data protection rights.
b.Stock Plan Administration Service Providers. The Company may transfer Data to one or more independent stock plan service providers, which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for you or ask you to receive and trade shares of common stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s) with such agreement being a condition of participation in the Plan. Please review these terms and data processing practices carefully. If you do not agree to the independent stock plan service provider’s terms and/or data processing practices, you will not be able to participate in the Plan.
c.International Data Transfers. Please note that Data processed in connection with the Plan will be transferred from your country of residence to the United States, where the Company and its service providers are based. Your country or jurisdiction of residence may have different data privacy laws and protections than the United States. The Company will ensure that appropriate measures are in place for compliance with applicable data protection laws in relation to transfer of Data to the United States.
d.Data Retention. The Company will use your personal data only as long as necessary to implement, administer and manage your participation in the Plan and as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your personal data for any of the above purposes, the Company will remove it from its systems.
e.Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your country or jurisdiction of residence. Depending on where you are based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of personal data, (iv) restrictions on processing of personal data, (v) portability of personal data, (vi) lodge complaints with competent data protection authorities in your country or jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding these rights or to exercise these rights, you can contact the Company’s Data Privacy Team at privacy@kraftheinz.com.
Limits on Transferability; Beneficiaries
The Deferred Stock shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, other than by your will or the laws of descent and distribution or to a beneficiary upon your death. A beneficiary or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
No Transfer to any executor or administrator of your estate or to any beneficiary by will or the laws of descent and distribution of any rights in respect of the Deferred Stock shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with the terms and conditions of this Award Agreement, to the extent applicable, as determined by the Company.
Section 409A
It is intended that the Deferred Stock awarded pursuant to this Award Agreement be compliant with Section 409A and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, this Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent that is necessary or desirable to satisfy any of the requirements under Section 409A, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries and Affiliates do not make any representation to you that the Deferred Stock awarded pursuant to this Award Agreement shall satisfy the requirements of Section 409A, and the Company and its Subsidiaries and Affiliates shall have no liability or other obligation to indemnify or hold harmless you or any beneficiary, transferee or other party for any tax, additional tax, interest or penalties that you or any beneficiary, transferee or other party may incur in the event that any provision of this Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
Entire Agreement; Modification
The Plan, this Award Agreement and, to the extent applicable, any consulting or similar agreement with the Company or its Subsidiaries or Affiliates or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and/or its Subsidiaries or Affiliates and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan.
Governing Law; Jurisdiction; Waiver of Jury Trial
This Award Agreement (together with all exhibits and appendices attached thereto) is governed by the laws of the State of Delaware, without regard to its principles of conflict of laws, and any disputes shall be settled in accordance with the Plan.
To the extent not prohibited by applicable law, each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement (together with all exhibits and appendices attached thereto) or the Plan.
Electronic Signatures and Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan, including this Award Agreement, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Award Agreement if delivered by electronic means with electronic signatures shall be treated in all manner and respects as an original executed document and shall be considered to have the same binding legal effect as if it were the original signed versions thereof delivered in person.
Agreement Severable
This Award Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Award Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Award Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Award Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Award Agreement, and the remaining provisions contained in this Award Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Award Agreement.
Interpretation
The Committee shall have the right to resolve all questions that may arise in connection with the Award or this Award Agreement, including whether you are actively in Service. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Agreement or the Plan.
Language
If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Acknowledgments
By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept the Deferred Stock subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.
Appendix I
Notwithstanding any provision in this Award Agreement, if you work or reside outside the U.S., the Deferred Stock award shall be subject to the general non-U.S. terms and conditions and the additional terms and conditions for your country set forth in Appendix I. Moreover, if you relocate from the U.S. to one of the countries included in Appendix I or you move between countries included in Appendix I, the general non-U.S. terms and conditions and the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix I constitutes part of this Award Agreement.

APPENDIX I
ADDITIONAL TERMS AND CONDITIONS OF
THE KRAFT HEINZ COMPANY
2020 OMNIBUS INCENTIVE PLAN
DEFERRED STOCK AWARD AGREEMENT FOR NON-U.S. DIRECTORS
TERMS AND CONDITIONS
This Appendix I includes additional terms and conditions that govern the Deferred Stock award granted to you under the Plan if you provide services or reside outside the U.S. and/or in one of the countries listed below. These terms and conditions are in addition to, or if so indicated, in place of the terms and conditions set forth in the Award Agreement. Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan and/or the Award Agreement.
If you are a citizen or resident of a country other than the one in which you are currently providing services, transfer your Service and/or residency to another country after the Deferred Stock award is granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
NOTIFICATIONS
This Appendix I also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of June 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix I as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Deferred Stock award becomes payable or you sell Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently providing Services, transfer your service relationship and/or residency after the Deferred Stock award is granted or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

GENERAL NON-U.S. TERMS AND CONDITIONS
TERMS AND CONDITIONS
The following terms and conditions apply to you if you are located outside of the U.S.
Entire Agreement.
The following provisions supplement the entire Award Agreement, generally:
If you are located outside the U.S., in no event will any aspect of the Deferred Stock award be determined in accordance with your Service contract. The terms and conditions of the Deferred Stock award will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Appendix I, which supersede and replace any prior agreement, either written or verbal (including your Service contract, if applicable) in relation to the Deferred Stock award.
Settlement.
If you are resident or providing services outside of the United States, the Company may, in its sole discretion, settle the Deferred Stock award in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law, (ii) would require you, the Company or one of its Subsidiaries or Affiliates to obtain the approval of any governmental or regulatory body in your country of residence (or your country of Service, if different), (iii) would result in adverse tax consequences for you, the Company or one of its Subsidiaries or Affiliates, or (iv) is administratively burdensome. Alternatively, the Company may, in its sole discretion settle the Deferred Stock award in the form of Shares but require you to sell such Shares immediately or within a specified period following your termination of Service (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on your behalf).
Taxes.
The following provisions supplement the Taxes section of the Award Agreement:
You acknowledge that your liability for Tax-Related Items may exceed the amount, if any, withheld by the Company, its Subsidiaries and/or its Affiliates (as applicable).
If you have become subject to tax in more than one jurisdiction, you acknowledge that the Company, its Subsidiaries and Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the Deferred Stock award payable, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Limits on Transferability; Beneficiaries.
The following provision supplements the Limits on Transferability; Beneficiaries section of the Award Agreement:

If you are located outside the U.S., the Deferred Stock award may not be Transferred to a designated beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may the Deferred Stock award be Transferred to another individual during your lifetime.
Acknowledgment of Nature of Award.
The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:
You acknowledge the following with respect to the Deferred Stock award:
(g)    Neither the Company, its Subsidiaries nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Deferred Stock award or of any amounts due to you pursuant to settlement of the Deferred Stock award or the subsequent sale of any Shares acquired upon settlement.
Not a Public Offering in Non-U.S. Jurisdictions.
If you are resident or providing Services outside of the United States, neither the grant of the Deferred Stock award under the Plan nor the issuance of the underlying Shares upon settlement of the Deferred Stock award is intended to be a public offering of securities in your country of residence (and country of Service, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
Language Consent.
If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Award Agreement or have had the ability to consult with an advisor who is sufficiently proficient in the English language. You further acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Deferred Stock award, be drawn up in English.
Insider Trading and Market Abuse Laws.
You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker's country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares under the Plan during such times as you are considered to have "inside information" regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) "tipping" third parties or causing them otherwise to buy or sell securities (third parties include fellow directors). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
Foreign Asset/Account, Exchange Control and Tax Reporting.
You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, dividend equivalents and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
No Advice Regarding Award.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and acknowledge that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Imposition of Other Requirements.
The Company reserves the right to impose other requirements on your participation in the Plan, on the Deferred Stock award and on any Shares acquired upon settlement of the Deferred Stock award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver.
You acknowledge that a waiver by the Company for breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach of the Award Agreement.
COUNTRY-SPECIFIC TERMS AND CONDITIONS/NOTIFICATIONS
BRAZIL
TERMS AND CONDITIONS
Compliance with Law.
By accepting the Deferred Stock award, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes legally due by you associated with the settlement of the Deferred Stock award, the receipt of any dividends and/or Dividend Equivalents, and the sale of Shares acquired under the Plan.
NOTIFICATIONS
Exchange Control Information.
If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000. Assets and rights that must be reported include Shares.
LUXEMBOURG
There are no country-specific provisions.

SWITZERLAND
NOTIFICATIONS
Securities Law Information. Neither this document nor any other materials relating to the Deferred Stock award (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services ("FinSA"), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Affiliates and Subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
UNITED KINGDOM
TERMS & CONDITIONS
Taxes.
The following provisions supplement the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I:
Without limitation to the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or any of its Subsidiaries or Affiliates or by Her Majesty's Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and its Subsidiaries and Affiliates against any Tax–Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of the Act), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you by within ninety (90) days of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or its Subsidiaries or Affiliates (as applicable) for the value of any national insurance contributions that may be due on this additional benefit, which the Company and/or its Subsidiary or Affiliate (as applicable) may obtain from you by any of the means referred to in the Taxes section of the Award Agreement and the General Non-U.S. Terms and Conditions section of this Appendix I.